Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three
	Months Ended
	March 31,
(Thousands of Dollars, Except Share Information)	2024	2023
Operating Revenues	$3,332,575	$3,795,643

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,235,956	1,903,246
Operations and Maintenance	462,964	454,562
Depreciation	339,914	312,955
Amortization	(2,325)	(76,059)
Energy Efficiency Programs	213,479	222,952
Taxes Other Than Income Taxes	236,614	228,414
Total Operating Expenses	2,486,602	3,046,070
Operating Income	845,973	749,573
Interest Expense	250,749	194,543
Other Income, Net	91,030	88,981
Income Before Income Tax Expense	686,254	644,011
Income Tax Expense	162,526	150,972
Net Income	523,728	493,039
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$521,848	$491,159

Basic and Diluted Earnings Per Common Share	$1.49	$1.41
Weighted Average Common Shares Outstanding:
Basic	350,717,114	349,217,147
Diluted	350,997,220	349,612,013

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.